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                    STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                                        PREFERRED STOCK DIVIDENDS

                                    American Radio Systems Corporation

                                                EXHIBIT 12

         The following table reflects the computation of the ratio of earnings to fixed charges and preferred stock dividends for the years indicated. (In thousands, except ratio data)


                                                  Year Ended         Year Ended          Year Ended
                                                 December 31,        December 31,        December 31,
                                                    1994                1995                1996
                                                    ----                ----                ----

Computation of Earnings:
Income (loss) from continuing operations before
   extraordinary loss and income taxes ........   $   483             $15,934             $ 9,961
Add:

Interest expense (1) ..........................     7,276              12,497              22,287
Rent expense (2) ..............................       394                 531               1,312
                                                  -------             -------             -------
Earnings as adjusted ..........................     8,153              28,962              33,560
                                                  =======             =======             =======


Computation of Fixed Charges:
Interest expense (1) ..........................     7,276              12,497              22,287
Rent expense (2) ..............................       394                 531               1,312
Preferred dividends (3) .......................     1,887                 815               4,973
                                                  -------             -------             -------
Fixed charges .................................     9,557              13,843              28,572
                                                  =======             =======             =======

Ratio of earnings to combined fixed charges and                          2.09x               1.17x
   Preferred Stock Dividends...................

Deficiency in earnings required to cover combined fixed charges and Preferred Stock

   Dividends...................................    1,404





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
(1) Interest expense includes amortization of deferred financing costs.
(2) The interest element of rent expense is assumed to be 30% of gross operating rent charges.
(3) Includes dividends on redeemable common and preferred stock.
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